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                                                                  Exhibit 11.1

                  Total Control Products, Inc. and Subsidiaries
                        Computation of Earnings Per Share
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
                                                                                 JUNE 30,
                                                                       ---------------------------
COMPUTATION OF NET INCOME PER SHARE:                                      1997             1998
                                                                          ----             ----
Net income ....................................................        $  848,538        $1,211,668
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Weighted average shares outstanding - Basic Shares ............         6,916,465         7,988,789

Dilutive effect of stock options ..............................           155,490           153,721
Conversion of Class C Exchangeable common stock of subsidiary .           737,112           737,112
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Diluted Shares Outstanding ....................................         7,809,067         8,879,622
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Basic earnings per share ......................................        $     0.12        $     0.15
Diluted earnings per share ....................................        $     0.11        $     0.14
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